North American Palladium Ltd.

Management’s Responsibility

for Financial Statements

The accompanying consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (IFRS). Financial statements include certain amounts based on estimates and judgments. When an alternative method exists under IFRS, management has chosen that which it deems most appropriate in the circumstances in order to ensure that the consolidated financial statements are presented fairly, in all material respects, in accordance with IFRS. The financial information presented elsewhere in the annual report is consistent with that in the consolidated financial statements.

The Company maintains adequate systems of internal accounting and administrative controls. Such systems are designed to provide reasonable assurance that transactions are properly authorized and recorded, the Company’s assets are appropriately accounted for and adequately safeguarded and that the financial information is relevant and reliable.

The Board of Directors of the Company is responsible for ensuring that management fulfills its responsibilities for financial reporting, and is ultimately responsible for reviewing and approving the consolidated financial statements and the accompanying management’s discussion and analysis. The Board of Directors carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board of Directors and all of its members are non-management directors. The Audit Committee meets periodically with management and the external auditors to discuss internal controls, auditing matters and financial reporting issues, and to satisfy itself that each party is properly discharging its responsibilities. The Audit Committee also reviews the consolidated financial statements, management’s discussion and analysis, the external auditors’ report, examines the fees and expenses for audit services, and considers the engagement or reappointment of the external auditors. The Audit Committee reports its findings to the Board of Directors for its consideration when approving the consolidated financial statements for issuance to the shareholders. KPMG LLP, the external auditors, have full and free access to the Audit Committee.

Toronto, Canada

February 23, 2012

William J. Biggar	Jeff Swinoga
President and CEO	Vice President, Finance and CFO

1 YEAR END REPORT 2011

North American Palladium Ltd.

KPMG LLP	Telephone	(416) 777-8500
Chartered Accountants	Fax	(416) 777-8818
Bay Adelaide Centre	Internet	www.kpmg.ca
333 Bay Street Suite 4600
Toronto ON M5H 2S5

INDEPENDENT AUDITORS’ REPORT of registered Public Accounting FIrm

To the Shareholders of North American Palladium Ltd.

We have audited the accompanying consolidated financial statements of North American Palladium Ltd., which comprise the consolidated balance sheets as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of North American Palladium Ltd. as at December 31, 2011, December 31, 2010 and January 1, 2010, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

February 23, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.

2 YEAR END REPORT 2011

North American Palladium Ltd.

Consolidated Balance Sheets

(expressed in thousands of Canadian dollars)

		December 31	December 31	January 31
	Notes	2011	2010	2010
ASSETS
Current Assets
Cash		$50,935	$75,159	$98,255
Accounts receivable	4	73,048	80,683	-
Taxes receivable		4,602	734	204
Inventories	5	20,046	27,487	25,306
Other assets	6	11,255	27,551	2,495
Total Current Assets		159,886	211,614	126,260
Non-current Assets
Mining interests	7	256,159	126,286	85,014
Reclamation deposit	8	-	10,537	10,503
Total Non-current Assets		256,159	136,823	95,517
Total Assets		$416,045	$348,437	$221,777
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	9	$42,436	$39,859	$12,498
Current portion of obligations under finance leases	10	2,428	1,196	558
Provisions	11	1,000	1,000	1,000
Taxes payable		715	-	-
Current derivative liability	12	$4,875	-	-
Total Current Liabilities		51,454	42,055	14,056
Non-current Liabilities
Income taxes payable		2,648	936	1,573
Asset retirement obligations	8	20,881	12,594	13,602
Obligations under finance leases	10	2,104	1,195	576
Long-term debt	12	65,698	-	-
Deferred mining tax liability	20	4,264	1,207	832
Total Non-current Liabilities		95,595	15,932	16,583
Shareholders’ Equity
Common share capital and purchase warrants	14	740,888	702,787	574,878
Stock options and related surplus		7,859	5,596	4,242
Contributed surplus		8,873	5,537	6,079
Deficit		(488,624)	(423,470)	(394,061)
Total Shareholders’ Equity		268,996	290,450	191,138
Total Liabilities and Shareholders’ Equity		$416,045	$348,437	$221,777

Contingencies and commitments – Notes 16 and 19

Subsequent events – Note 24

See accompanying notes to the consolidated financial statements

On Behalf of the Board of Directors

Andre J. Douchane, Director	Steven R. Berlin, Director

3 YEAR END REPORT 2011

North American Palladium Ltd.

Consolidated Statements of Operations and

Comprehensive Loss

(expressed in thousands of Canadian dollars, except share and per share amounts)

	Notes		2011	2010
Revenue	17		$170,472	$107,098

Mining operating expenses
Production costs			121,258	74,709
Smelting, refining and freight costs			9,260	4,779
Royalty expense			5,819	4,202
Depreciation and amortization	7		17,604	15,590
Gold assets impairment charge	7		49,210	-
Loss (gain) on disposal of equipment			(950)	(270)
Other	5		1,352	-
Total mining operating expenses			203,553	99,010
Income (loss) from mining operations			(33,081)	8,088

Other expenses
Exploration			16,667	30,126
General and administration			12,283	10,648
Interest income	18		(2,817)	(2,917)
Interest expense and other costs	18		2,574	775
Foreign exchange loss (gain)			359	(23)
Total other expenses			29,066	38,609
Loss before taxes			(62,147)	(30,521)
Income and mining tax recovery (expense)	20		(3,007)	1,112
Loss and comprehensive loss for the period			$(65,154)	$(29,409)
Loss per share
Basic and diluted			$(0.40)	$(0.21)
Weighted average number of shares outstanding
Basic	14	(f)	162,011,253	141,537,377
Diluted	14	(f)	162,011,253	141,537,377

See accompanying notes to the consolidated financial statements

4 YEAR END REPORT 2011

North American Palladium Ltd.

Consolidated Statements of Cash Flows

(expressed in thousands of Canadian dollars)

	Notes	2011	2010
Cash provided by (used in)
Operations
Net loss for the period		$(65,154)	$(29,409)
Operating items not involving cash
Depreciation and amortization	7	17,604	15,590
Gold assets impairment charge	7	49,210	-
Accretion expense	18	794	209
Deferred income and mining tax expense (recovery)	20	1,214	(169)
Share-based compensation and employee benefits		3,404	1,911
Other		(950)	(161)
		6,122	(12,029)
Changes in non-cash working capital	21	12,972	(61,721)
		19,094	(73,750)
Financing Activities
Issuance of common shares and warrants, net of issue costs	14	61,916	101,074
Issuance of long-term debt, net of issue costs	12	69,656	-
Repayment of obligations under finance leases	10	(1,570)	(1,721)
Interest paid	10	(157)	(142)
Mine reclamation deposit	8	10,537	-
		140,382	99,211
Investing Activities
Additions to mining interests	7	(185,633)	(49,364)
Proceeds on disposal of mining interests		1,933	807
		(183,700)	(48,557)
Decrease in cash		(24,224)	(23,096)
Cash, beginning of period		75,159	98,255
Cash, end of period		$50,935	$75,159
Cash and cash equivalents consisting of:
Cash		$50,603	$75,159
Short-term investments		332	-
		$50,935	$75,159
Foreign exchange included in cash balance		$66	$(9)

See accompanying notes to the consolidated financial statements

5 YEAR END REPORT 2011

North American Palladium Ltd.

Consolidated Statements of Shareholders’ Equity

(expressed in thousands of Canadian dollars, except share amounts)

	Notes		Number of shares	Capital stock	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, January 1, 2010	14		127,383,051	$572,332	$4,242	$2,546	$6,079	$(394,061)	$191,138
Common shares issued:
Related to 2010 unit offering, net of issue costs			20,000,000	89,804	-	4,423	-	-	94,227
Related to purchase of Vezza property			1,368,421	6,500					6,500
Warrants:
Tax allocation on expiration of warrants			-	-	-	-	(542)	-	(542)
Warrants exercised			5,692,076	28,134		(1,856)			26,278
Stock based compensation:
Stock options exercised	14	(e)	124,634	565	(218)	-	-	-	347
Stock-based compensation expense			85,093	339	1,572	-	-	-	1,911
Net loss and comprehensive loss for the year ended December 31, 2010			-	-	-	-	-	(29,409)	(29,409)
Balance, December 31, 2010			154,653,275	$697,674	$5,596	$5,113	$5,537	$(423,470)	$290,450

Common shares issued:
Private placement of flow-through shares, net of issue costs	14	(d)	2,667,000	20,594	-	-	-	-	20,594
Premium on issuance of flow-through shares			-	(1,840)	-	-	-	-	(1,840)
Warrants:
Warrants exercised	14	(b)	5,009,986	22,514	-	(1,239)	14	-	21,289
Expiration of warrants, net of tax	14	(b)	-		-	(3,874)	3,322	-	(552)
Stock based compensation:
Stock options exercised	14	(e)	317,919	1,105	(300)	-	-	-	805
Stock-based compensation expense	14	(c)	203,252	841	2,563	-	-	-	3,404
Net loss and comprehensive loss for the year ended December 31, 2011			-	-	-	-	-	(65,154)	(65,154)
Balance, December 31, 2011			162,851,432	$740,888	$7,859	-	$8,873	$(488,624)	$268,996

See accompanying notes to the consolidated financial statements

6 YEAR END REPORT 2011

North American Palladium Ltd.

Notes to the Consolidated Financial Statements

(expressed in thousands of Canadian dollars, except per share amounts and metal prices)

1.	NATURE OF OPERATIONS

North American Palladium Ltd. (“NAP” or “the Company”) is domiciled in Canada and was incorporated on September 12, 1991 under the Canadian Business Corporations Act. The Company’s 100%-owned subsidiaries are Lac des Iles Mines Ltd. (“LDI”) and NAP Quebec Mines Ltd. (“NAP Quebec”).

NAP’s flagship operation is the LDI palladium mine, located northwest of Thunder Bay, Ontario, which started producing palladium in 1993. The Company is currently expanding the LDI mine to transition from mining via ramp access to mining via shaft while utilizing a high volume bulk mining method.

The Company is incurring additional exploration expenditures on other palladium opportunities at LDI, including the Cowboy, Outlaw and Sheriff zones that are adjacent to the underground operations.

The Company also owns the Vezza gold mine located north of Val D’or, Quebec. The Company’s other Québec-based properties consist of Discovery, Flordin, Cameron Shear, Florence, Laflamme, Dormex and Harricana.

The consolidated financial statements for the Company as at December 31, 2011 and for year ended December 31, 2011, include the Company and its subsidiaries (collectively referred to as “the Company”).

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These consolidated financial statements represent the first annual financial statements of the Company and its subsidiaries prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The Company adopted IFRS in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards.

As these financial statements are the Company’s first annual financial statements prepared using IFRS, these financial statements should be read in conjunction with the IFRS transition disclosures included in Note 23 to these financial statements which contains reconciliations and descriptions of the effect of the transition from Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) to IFRS on reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended December 31, 2010.

These financial statements were authorized for issuance by the Board of Directors of the Company on February 23, 2012.

Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for the following items in the consolidated balance sheet:

(i)	Accounts receivable and related derivative instruments are measured at fair value.
(ii)	Financial instruments at fair value through profit or loss are measured at fair value.
(iii)	Liabilities for cash-settled share-based payment arrangements are measured at fair value.

Functional and Presentation Currency

These consolidated financial statements are presented in Canadian dollars, which is the Company’s and each of its subsidiaries functional currency. All financial information is expressed in thousands of Canadian dollars, except share and per share amounts.

7 YEAR END REPORT 2011

North American Palladium Ltd.

Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRSs requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates and assumptions relate to recoverability of mining operations and mineral exploration properties. While management believes that these estimates and assumptions are reasonable, actual results could vary significantly.

Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

Note 8 – Asset retirement obligations

Note 14 – Shareholders’ equity

Note 17 – Revenue from metal sales

Certain assumptions are dependent upon reserves, which represent the estimated amount of ore that can be economically and legally extracted from the Company’s properties. In order to estimate reserves, assumptions are required about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, transportation costs, commodity prices and exchange rates. Estimating the quantity and/or grade of reserves requires the size, shape and depth of ore bodies to be determined by analyzing geological data such as drilling samples. This process may require complex and difficult geological judgments to interpret the data. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Because the economic assumptions used to estimate reserves change from period to period and additional geological data is generated during the course of operations, estimates of reserves may change from period to period. Changes in reported reserves may affect the Company’s financial results and financial position in a number of ways, including the following:

(i)	Asset carrying values may be affected due to changes in estimated future cash flows;
(ii)	Depreciation and amortization charged in the statement of operations may change or be impacted where such charges are determined by the units of production basis, or where the useful economic lives of assets change;
(iii)	Decommissioning, site restoration and environmental provisions may change where changes in estimated reserves affect expectations about the timing or cost of these activities; and
(iv)	The carrying value of deferred tax assets may change due to changes in estimates of the likely recovery of the tax benefits.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 7 – Mining interests

Note 11 – Provisions

Note 19 – Contingencies

Note 20 – Income taxes

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently by all Company’s entities for all periods presented in these consolidated financial statements and in preparing the opening IFRS balance sheet at January 1, 2010 for the purposes of the transition to IFRSs, unless otherwise indicated.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

8 YEAR END REPORT 2011

North American Palladium Ltd.

(a)	Business combinations

The Company measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the fair value of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

Transaction costs, other than those directly associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

(b)	Subsidiaries

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(c)	Transactions eliminated on consolidation

Inter-company balances and transactions and any unrealized income and expenses arising from inter-company transactions are eliminated in preparing the consolidated financial statements.

Foreign Currency Translations

The reporting and functional currency of the Company and its subsidiaries is the Canadian dollar. Accordingly, the Company translates monetary assets and liabilities denominated in foreign currency at the rate of exchange prevailing at the consolidated balance sheet dates, non-monetary assets and liabilities denominated in foreign currency at the rate in effect at the date the transaction occurred and revenues and expenses denominated in foreign currency at the exchange rate in effect during the applicable accounting period. All resulting foreign exchange gains and losses are recorded in the Consolidated Statements of Operations and Comprehensive Loss.

Financial Instruments

(a)	Non-derivative financial assets

The Company initially recognizes loans and receivables and deposits on the date they originated. All other financial assets (including assets designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial instruments are measured on initial recognition at fair value plus, in the case of instruments other than those classified as “fair value through profit and loss”, directly attributable transaction costs.

The Company has the following non-derivative financial assets: financial assets at fair value through profit or loss and loans and receivables.

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. These financial instruments are measured at fair value, and changes therein are recognized in the Statement of Operations and Comprehensive Loss. The Company’s accounts receivable from the sale of palladium and by-product metals from the LDI mine primarily represent the material financial instruments which have been recorded at fair value through profit or loss (see note 4).

Financial assets classified as loans and receivables are measured subsequent to initial recognition at amortized cost using the effective interest method, less any impairment losses. The Company’s loan and receivables are included in other assets (refer to note 6). Cash and cash equivalents are stated at amortized cost and include cash on account less outstanding cheques, demand deposits and short-term guaranteed investments with original maturities of three months or less.

9 YEAR END REPORT 2011

North American Palladium Ltd.

(b)	Non-derivative financial liabilities

The Company initially recognizes debt securities issued and subordinated liabilities on the date they originated. All other financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. Financial assets and liabilities are offset and the net amount presented in the consolidated balance sheet when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company has the following non-derivative financial liabilities: long-term debt, finance leases, loans and borrowings, bank overdrafts, credit facilities, and trade and other payables.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortized cost using the effective interest method.

(c)	Derivative financial instruments

The Company holds derivative financial instruments to minimize its foreign currency and market price exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivatives are recognized initially at fair value and any associated transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted for as described below.

Separable embedded derivatives

Changes in the fair value of separable embedded derivatives are recognized immediately in profit or loss.

Other non-trading derivatives

When a derivative financial instrument is not held for trading and is not designated in a qualifying hedge relationship, all changes in its fair value are recognized immediately in profit or loss.

Inventories

Concentrate, crushed and broken ore stockpiles, and gold inventory are valued at the lower of average production cost (including an allocation of the depreciation of production related assets) and net realizable value. Crushed and broken ore stockpiles represent coarse ore that has been extracted from the mine and is available for further processing. The amount of stockpiled ore that is not expected to be processed within one year, if any, is shown as a long-term asset. Gold inventory is comprised of unprocessed ore either in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date. Supplies inventory is valued at the lower of average cost and net realizable value.

10 YEAR END REPORT 2011

North American Palladium Ltd.

Mining Interests

(a)	Recognition and measurement

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located, and borrowing costs on qualifying assets for which the commencement date for capitalization is on or after January 1, 2010. The Company capitalizes interest on major projects where direct indebtedness has occurred.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items or major components of property, plant and equipment.

Spare parts and servicing equipment are usually carried as inventory and recognized in profit or loss as consumed. However, major spare parts and stand-by equipment qualify as property, plant and equipment when the Company expects to use them during more than one period. Similarly, if the spare parts and servicing equipment can be used only in connection with an item of property, plant and equipment, they are accounted for as property, plant and equipment.

Exploration costs relating to properties are charged to earnings in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of reserve potential, subsequent exploration expenditures are capitalized. Determination as to reserve potential is based on the results of studies, which indicate whether production from a property is economically feasible. Upon commencement of commercial production of a development project these costs are amortized using the unit-of-production method over the proven and probable reserves. Capitalized exploration costs, net of salvage values, relating to a property that is later abandoned or considered uneconomic for the foreseeable future, are written off in the period the decision is made. No amortization is provided in respect of mine development expenditures until commencement of commercial production. Any production revenue earned prior to commercial production, net of related costs, is offset against the development costs.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognized net within other income in profit or loss.

(b)	Value Beyond Proven and Probable Reserves (“VBPP”)

On acquisition of a mineral property, the Company prepares an estimate of the fair value of the resources and exploration potential of that property and records this amount as an asset (“VBPP”) as at the date of acquisition. The acquisition costs classified as VBPP are not amortized.

On an annual basis, estimates of proven and probable mineral reserves for each mineral property acquired are prepared. The change in reserves, net of production costs is, among other things, used to determine the amount to be converted from VBPP to proven and probable reserves subject to amortization.

(c)	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognized at the carrying amount of the item if it is probable that the future economic benefits embodied within the item will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

11 YEAR END REPORT 2011

North American Palladium Ltd.

(d)	Depreciation and amortization

Mining interests relating to plant and equipment, mining leases and claims, royalty interests, and other development costs are recorded at cost with depreciation and amortization provided on the unit-of-production method over the estimated remaining ounces of palladium (LDI) and gold (NAP Quebec) to be produced based on the proven and probable reserves.

Mining interests relating to small vehicles and certain machinery with a determinable expected life are recorded at cost with depreciation provided on a straight-line basis over their estimated useful lives, ranging from three to seven years, which most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Straight-line depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value.

Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately using the unit-of-production or straight-line method as appropriate. Costs relating to VBPP and land are not amortized.

Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Impairment

The carrying amounts of the Company’s non-financial assets, excluding inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. Impairment is assessed at the level of cash-generating units (“CGUs”). An impairment loss is recognized in the Consolidated Statements of Operations and Comprehensive Loss for any excess of carrying amount over the recoverable amount.

Impairment is determined for an individual asset unless the asset does not generate cash inflows that are independent of those generated from other assets or groups of assets, in which case, the individual assets are grouped together into CGUs for impairment purposes.

The recoverable amount of an asset or CGU is the greater of its “value in use” and its “fair value less costs to sell”. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss is recognized in the Consolidated Statements of Operations and Comprehensive Loss if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss on non-financial assets other than goodwill is reversed if there has been a change in the estimates used to determine the recoverable amount, only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recognized.

12 YEAR END REPORT 2011

North American Palladium Ltd.

Employee benefits

(a)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan that are due more than 12 months after the end of the period in which the employees render the service are discounted to their present value.

Compensation Agreements

(b)	Share-based payment transactions

The grant date fair value of equity-classified share-based payment awards granted to employees is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date.

The Company has a Restricted Share Unit (“RSU”) Plan under which eligible directors, officers and key employees of the Company are entitled to receive awards of restricted share units. Each restricted share unit is equivalent in value to the fair market value of a common share of the Company on the date of the award and a corresponding liability is established on the balance sheet. The value of each award is charged to compensation expense over the period of vesting. At each reporting date, the compensation expense and liability are adjusted to reflect the changes in market value of the liability based on the fair values of RSU’s for each vesting period determined using the Black-Scholes model.

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Company.

Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

(a)	Production Obligations

A provision for an obligation based on achieving specific production targets is recognized when the Company, based on estimates of recoverable minerals and planned production in the current mine plan for each property, determines the production target expected to be achieved.

(b)	Asset Retirement Obligations

In accordance with Company policies, asset retirement obligations relating to legal and constructive obligations for future site reclamation and closure of the Company’s mine sites are recognized when incurred and a liability and corresponding asset are recorded at fair value. Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs.

13 YEAR END REPORT 2011

North American Palladium Ltd.

The amount of any liability recognized is estimated based on the risk-adjusted costs required to settle present obligations, discounted using a pre-tax risk-free discount rate consistent with the time period of expected cash flows. When the liability is initially recorded, a corresponding asset retirement cost is recognized as an addition to mining interests and amortized using the unit of production method.

The liability for each mine site is accreted over time and the accretion charges are recognized as a finance cost in the Consolidated Statements of Operations and Comprehensive Loss. The liability is subject to re-measurement at each reporting date based on changes in discount rates and timing or amounts of the costs to be incurred. Changes in the liability, other than accretion charges, relating to mine rehabilitation and restoration obligations, which are not the result of current production of inventory, are added to or deducted from the carrying value of the related asset retirement cost in the reporting period recognized. If the change results in a reduction of the obligation in excess of the carrying value of the related asset retirement cost, the excess balance is recognized as a recovery through profit or loss in the period.

Revenue and Accounts Receivable

Revenue from the sale of metals in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of volume adjustments. Revenue is recognized when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. The timing of the transfers of risks and rewards varies depending on the individual terms of the contract of sale.

Revenue from the sale of palladium and by-product metals from the LDI mine is provisionally recognized based on quoted market prices upon the delivery of concentrate to the smelter or designated shipping point, which is when title transfers and significant rights and obligations of ownership pass. The Company’s smelter contract provides for final prices to be determined by quoted market prices in a period subsequent to the date of concentrate delivery. Variations from the provisionally priced sales are recognized as revenue adjustments until final pricing is determined. Accounts receivable is recorded net of estimated treatment and refining costs which are subject to final assay adjustments. Subsequent adjustments to provisional pricing amounts due to changes in metal prices and foreign exchange are reflected separately from initial revenues on the consolidated statements of operations and comprehensive loss.

Revenue from the sale of gold-silver doré bars from Sleeping Giant is recognized when the significant risks and rewards of ownership have transferred to the buyer and selling prices are known or can be reasonably estimated.

Interest and other costs

Interest income is comprised of interest income on funds invested (including available-for-sale financial assets), gains on the disposal of available-for-sale financial assets, gains on the renouncement of flow-through expenditures, changes in the fair value of financial assets at fair value through profit or loss, and gains on hedging instruments that are recognized in profit or loss. Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Other costs are comprised of interest expense on borrowings, accretion expense, unwinding of the discount on provisions, changes in the fair value of financial assets at fair value through profit or loss, impairment losses recognized on financial assets, losses on hedging instruments that are recognized in profit or loss, and changes in the fair value of the palladium warrants. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

Foreign currency gains and losses are reported on a net basis.

Income and mining taxes

Income tax expense is comprised of current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

14 YEAR END REPORT 2011

North American Palladium Ltd.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences:

(i)	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;
(ii)	temporary differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future; and
(iii)	temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income or mining taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Basic and Diluted Loss Per Share

Basic earnings (loss) per common share (“EPS”) is computed by dividing the income (loss) for the period by the weighted average number of common shares outstanding during the reporting period. Diluted EPS is computed using the treasury stock method whereby the weighted average number of shares outstanding is increased to include additional common shares from the assumed exercise of stock options and common share purchase warrants, if dilutive. The number of additional common shares is calculated by assuming that outstanding equity instruments were exercised and that proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period. These common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted loss per common share when the effect would be anti-dilutive.

Flow-Through Shares

The Company finances a portion of its exploration activities through the issuance of flow-through shares. On the date of issuance of the flow-through shares, the premium relating to the proceeds received in excess of the closing market price of the Company’s common shares is allocated to liabilities.

Under the terms of the flow-through common share issues, the tax attributes of the related expenditures are renounced to investors and deferred income tax expense and deferred tax liabilities are increased by the estimated income tax benefits renounced by the Company to the investors. The premium liability is reduced pro-rata based on the actual amount of flow-through eligible expenditures incurred during the reporting period. The reduction to the premium is recognized through profit or loss as other income.

Segment Reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. All operating segments’ operating results are reviewed regularly by the Company’s executive team to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

15 YEAR END REPORT 2011

North American Palladium Ltd.

Segment results that are reported to the executive team include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets (primarily the Company’s headquarters), head office expenses, and deferred tax assets and liabilities.

Segment capital expenditures are the total costs incurred during the period to acquire property, plant and equipment, and goodwill.

New standards and interpretations not yet adopted

The following new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2011 or have otherwise not yet been adopted by the Company.

IFRS 7 Financial Instruments: Disclosures

The amendments to IFRS 7 require disclosure of information that enables users of financial statements to understand the relationship between transferred financial assets that are not derecognized in their entirety and the associated liabilities; and to evaluate the nature of, and risks associated with, the entity’s continuing involvement in derecognized financial assets. This update is effective for years beginning on or after January 1, 2012. Management is evaluating the impact, if any, the adoption of this amendment to IFRS 7 will have on the disclosures in its consolidated financial statements.

IFRS 9 Financial Instruments: Classification and Measurement

This is the first part of a new standard on classification and measurement of financial assets that will replace IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 has two measurement categories: amortized cost and fair value. All equity instruments are measured at fair value. A debt instrument is at amortized cost only if the entity is holding it to collect contractual cash flows and the cash flows represent principal and interest. Otherwise, it is at fair value through profit or loss. An update to IFRS 9 includes guidance on financial liabilities and derecognition of financial instruments. This standard and the related update are effective for years beginning on or after January 1, 2015.

The Company will evaluate the impact of the change to its consolidated financial statements based on the characteristics of its financial instruments at the time of adoption.

IAS 1 Presentation of Financial Statements

This standard is amended to change the disclosure of items presented in other comprehensive income (“OCI”), including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The amendment is effective for reporting years beginning on or after July 1, 2012. This amendment is presently not expected to impact the consolidated financial statements of the Company.

IAS 19 Employee Benefits

The standard is amended to reflect significant changes to recognition and measurement of defined benefit pension expense and termination benefits, and provides expanded disclosure requirements. The amendment is effective for annual periods beginning on or after January 1, 2013. This amendment is presently not expected to impact the consolidated financial statements of the Company.

New Standards Addressing the Scope of a Reporting Entity

The following IFRS standards are introduced and IAS standards amended accordingly:

IFRS 10 Consolidated Financial Statements

This standard replaces the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements, and SIC-12, Consolidation – Special Purpose Entities. IFRS 10 changes the definition of control under IFRS so that the same criteria are applied to all entities to determine control.

16 YEAR END REPORT 2011

North American Palladium Ltd.

IFRS 11 Joint Arrangements

This standard replaces IAS 31, Interests in Joint Ventures. IFRS 11 reduces the types of joint arrangements to two: joint ventures and joint operations. IFRS 11 requires the use of equity accounting for interests in joint ventures, eliminating the existing policy choice of proportionate consolidation for jointly controlled entities under IAS 31. Entities that participate in joint operations will follow accounting much like that for jointly controlled assets and jointly controlled operations under IAS 31.

IFRS 12 Disclosures of Interests in Other Entities

This standard sets out the disclosure requirements for entities reporting under IFRS 10 and IFRS 11, and replaces the disclosure requirements currently found in IAS 28, Investments in Associates.

IAS 27 Consolidated and Separate Financial Statements

This standard is renamed “Separate Financial Statements” and deals solely with separate financial statements, the guidance for which remains unchanged.

All above standards and amendments are effective for reporting years beginning on or after January 1, 2013.

IFRS 13 Fair Value Measurement

The new standard provides a single source of guidance on how to measure fair value where its use is already required or permitted by other IFRS and enhances disclosure requirements for information about fair value measurements. The standard is effective for reporting years beginning on or after January 1, 2013.

IFRIC 20 - Stripping Costs in the Production Phase of a Surface Mine

On October 20, 2011, the IASB issued a new interpretation, IFRIC 20, to address accounting issues regarding waste removal costs incurred in surface mining activities during the production phase of a mine, referred to as production stripping costs. The new interpretation addresses the classification and measurement of production stripping costs as either inventory or as a tangible or intangible non-current ‘stripping activity asset’. The standard also provides guidance for the depreciation or amortization and impairment of such assets.

IFRIC 20 is effective for reporting years beginning on or after January 1, 2013, although earlier application is permitted. The Company is assessing the impact, if any, the adoption of this standard may have on the consolidated financial statements of the Company.

4.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	At December 31	At December 31	At January 1
	2011	2010	2010
Accounts receivable	$71,097	$80,683	$-
Unrealized gain on financial contracts[1]	1,951	-	-
Accounts receivable	$73,048	$80,683	$-

[1]	As at December 31, 2011, a total of 69,500 ounces of past palladium production delivered and sold to the smelter, was priced using forward prices for the month of final settlement at an average price of $697 per ounce (December 31, 2010 – 68,950 ounces at an average price of $640 per ounce). Refer to notes 9 and 15.

Accounts receivable represents the value of all platinum group metals (“PGMs”), gold and certain base metals contained in LDI’s concentrate shipped for smelting and refining, valued using the December 31, 2011 forward metal prices for the month of final settlement, and for which significant risks and rewards have transferred to third parties.

17 YEAR END REPORT 2011

North American Palladium Ltd.

All of the accounts receivable are due from two customers at December 31, 2011. A reserve for doubtful accounts has not been established, as in the opinion of management, the amount due will be fully collected. The Company is not economically dependent on its customers, refer to note 17.

Accounts receivable has been pledged as security against a one-year US$60.0 million operating line of credit with a Canadian chartered bank, which is to be used for working capital liquidity and general corporate purposes. The Company had $48.0 million available to be drawn from the credit facility and $12.0 million was utilized for letters of credit primarily for reclamation deposits, refer to note 16c.

5.	INVENTORIES

Inventories consist of the following:

	At December 31	At December 31	At January 1
	2011	2010	2010
Supplies	$11,209	$12,580	$12,555
Gold inventory[1]	6,209	5,928	4,890
Crushed and broken ore stockpiles[2]	2,628	8,979	7,861
Total	$20,046	$27,487	$25,306

[1]	Gold inventory is comprised of unprocessed ore either in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date.
[2]	Crushed and broken ore stockpiles represent coarse ore that has been extracted from the mine and is available for further processing. The amount of ore stockpiles that is not expected to be processed within one year, if any, is shown as a long-term asset.

All inventory amounts are carried at cost for the periods presented with the exception of gold inventories which are written down to net realizable value.

Supplies inventory of $24,111 (2010 – $17,650) were recognized as an expense during the year ended December 31, 2011.

The Company recognized a write-down of obsolete supplies inventory of $1,352 for the year ended December 31, 2011 (2010 - $nil).

6.	OTHER ASSETS

Other assets consist of the following:

	At December 31	At December 31	At January 1
	2011	2010	2010
Prepaids	$695	$2,555	$1,165
Sales taxes receivable	8,501	5,120	1,275
Warrant proceeds receivable[1]	-	19,777	-
Ministry of Natural Resources[2]	1,769	-	-
Other	290	99	55
	$11,255	$27,551	$2,495

[1]	In 2011, $21.3 million of proceeds were received from the exercise of 5,009,986 Series A warrants. Refer to note 14b for further details.
[2]	In 2011, the Company issued a letter of credit related to the Sleeping Giant mine closure plan. The Ministry of Natural Resources acknowledged receipt of the letter of credit in 2011 and the cash proceeds were received in 2012.

18 YEAR END REPORT 2011

North American Palladium Ltd.

7.	MINING INTERESTS

Mining interests are comprised of the following:

	Plant and equipment	Underground mine development	Equipment under finance lease	Mining Leases and claims, royalty interest, and development	Exploration properties	Total
Cost or deemed cost
Balance at January 1, 2010	$29,730	$35,751	$2,495	$5,516	$16,767	$90,259
Additions of physical assets	10,870	37,535	2,456	3,163	5,106	59,130

Revaluation of ARO assets	(1,319)	-	-	-	-	(1,319)
Disposals	(812)	(72)	-	-	-	(884)
Balance at December 31, 2010	$38,469	$73,214	$4,951	$8,679	$21,873	$147,186
Balance at January 1, 2011	$38,469	$73,214	$4,951	$8,679	$21,873	$147,186

Additions of physical assets	8,297	142,339	3,943	5,429	28,507	188,515

Revaluation of ARO assets	5,738	-	-	-	-	5,738

Capitalization of borrowing costs	-	1,574	-	-	-	1,574
Reclassification of costs for finance leases maturing in the year	-	1,510	(1,510)	-	-	-
Disposals	(1,441)	(150)	-	-	-	(1,591)
Balance at December 31, 2011	$51,063	$218,487	$7,384	$14,108	$50,380	$341,422
Depreciation and impairment losses
Balance at January 1, 2010	$4,633	$34	$25	$553	$-	$5,245
Depreciation for the year	4,575	9,922	437	876	-	15,810
Disposals	(136)	(19)	-	-	-	(155)
Balance at December 31, 2010	$9,072	$9,937	$462	$1,429	$-	$20,900
Balance at January 1, 2011	$9,072	$9,937	$462	$1,429	$-	$20,900
Depreciation for the period	4,582	11,229	786	1,001	-	17,598
Impairment loss (reversal)	1,674	33,568	-	480	11,673	47,395
Disposals	(480)	(150)	-	-	-	(630)
Balance at December 31, 2011	$14,848	$54,584	$1,248	$2,910	$11,673	$85,263
Carrying amounts

As at January 1, 2010	$25,097	$35,717	$2,470	$4,963	$16,767	$85,014

As at December 31, 2010	$29,397	$63,277	$4,489	$7,250	$21,873	$126,286

As at December 31, 2011	$36,215	$163,903	$6,136	$11,198	$38,707	$256,159

Gold assets impairment charge

The Company announced on January 17, 2012 that it is discontinuing production at the Sleeping Giant mine.

After reviewing various mining scenarios, the Company concluded that mining would likely continue at high costs given the lack of grade continuity, with insufficient operating margin to justify continuing operations. The Company has therefore ceased mining operations at Sleeping Giant and has restructured the gold division, resulting in a non-cash impairment charge on its gold assets of $49,210 for the year ended December 31, 2011.

19 YEAR END REPORT 2011

North American Palladium Ltd.

The Sleeping Giant mill will continue to operate to process ore from the Vezza mine. The mill has a capacity of 900 tonnes per day which will be sufficient to process Vezza's ore.

Asset restrictions and contractual commitments

The Company’s assets are subject to certain restrictions on title, property, plant and equipment pledged as security for credit facility arrangements and Senior secured lenders (Note 12).

Contractual obligations related to equipment under finance leases are summarized in Note 10 and under the discussion of liquidity risk in Note 15.

Fair value determination

The following outlines the Company’s methodology in assessing impairments and determining recoverable amounts, as necessary in accordance with the Company’s impairment accounting policy.

Existing mining interests

The Company reviews mining plans for the remaining life of each property to determine the fair value of its existing mining properties, related assets, and cash-generating units. Future cash flows are estimated based on quantities of recoverable minerals, expected palladium, gold, and other commodity prices and expected foreign exchange rates (considering current, historical and expected future prices and foreign exchange rates and related factors), production levels and cash cost of production and capital and reclamation expenditures, all based on detailed life-of-mine plans and projections. The term “recoverable minerals” refers to the estimate of recoverable production from measured, indicated and inferred mineral resources that are considered economically mineable and are based on management’s confidence in converting such resources to proven and probable reserves. The estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Significant changes in mine plans can occur as a result of mining experience, new discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology and other factors. The Company reviews its accounting estimates and adjusts these estimates based on recoverable minerals determined by the Company in the current mine plan. Assumptions underlying future cash flow estimates are subject to risk and uncertainty. Any differences between significant assumptions and market conditions such as metal prices, exchange rates, recoverable metal, and/or the Company’s operating performance could have a material effect on the Company’s ability to recover the carrying amounts of its long-lived assets resulting in possible additional impairment charges.

Mining interests acquired through a business combination

The fair value of mining interests recognized as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably and willingly. The fair value of plant, equipment, fixtures and fittings is based on the market approach and cost approaches using quoted market prices for similar items when available and replacement cost when appropriate.

20 YEAR END REPORT 2011

North American Palladium Ltd.

8.	ASSET RETIREMENT OBLIGATIONS AND RECLAMATION DEPOSITS

Expected timing of estimated cash flows required to settle obligations are as follows: LDI mine (2020), Sleeping Giant mill (2021), Sleeping Giant mine (2012) and Vezza Gold Project (2021). The obligation at December 31, 2011 is expected to be paid at the end of the life of each mine. The key assumptions applied for determination of the ARO obligation are as follows as at:

	At December 31	At December 31	At January 1
	2011	2010	2010
Inflation	2.00	1.97	1.99
Market risk	5.00	5.00	5.00
Discount rate	1.84	2.62	1.50

The asset retirement obligation may change materially based on future changes in operations, costs of reclamation and closure activities, and regulatory requirements. For the year ended December 31, 2010, the timing of LDI’s mining property closure plan was extended to include the Offset Zone project, which resulted in a reduction of $1.3 million in 2010 to the cost of the related restoration asset. During 2011, the mine closure obligations for the LDI mine, Sleeping Giant mine and Vezza Gold Project were revised to reflect the Company’s most current closure cost estimates, expected mine lives and market rate assumptions. The current mine closure obligations include: LDI mine ($13,905), Sleeping Giant mill ($4,426), Sleeping Giant mine ($2,116) and Vezza Gold Project ($434).

The Company, in conjunction with the Ontario Ministry of Northern Development and Mines (the “Ministry”) and the Ministère des Resources naturelles et de la Faune du Québec (the “Ministère”), has established trust funds (the “Funds”) pursuant to the Company’s mine closure plan for eventual clean-up and restoration of the LDI mine site, Vezza Gold Project and the Sleeping Giant mill.

The LDI mine closure plan requires a total amount of $12,997 to be accumulated in the Fund over the term of LDI’s operations. At December 31, 2011, the Company had a letter of credit outstanding for $8,466 (December 31, 2010 – $8,438 was on deposit with the Ministry including accrued interest of $908).

The Sleeping Giant gold mine and mill closure plan requires a total amount of $1,920 to be accumulated in the Fund. At December 31, 2011, the Company had a letter of credit outstanding for $1,769, the funds of which were received subsequent to year end (December 31, 2010 - $1,769 was on deposit with the Ministère).

The Company also has a letter of credit outstanding for $317 relating to the Shebandowan West Project.

The funds on deposit bear interest at current short-term deposit rates and will be returned to the Company once the mine closure is completed.

At December 31, 2011, the asset retirement and the related mine restoration deposit are as follows as at:

	At December 31	At December 31
	2011	2010
Asset retirement obligation, beginning of period	$12,594	$13,602
Change in discount rate and estimated closure costs	7,950	(1,217)
Accretion expense (note 18)	337	209
Asset retirement obligation, end of period	$20,881	$12,594
Reclamation deposits	-	10,537
Obligation in excess of deposit	$20,881	$2,057

21 YEAR END REPORT 2011

North American Palladium Ltd.

At the respective reporting dates, the undiscounted asset retirement obligations are as follows as at:

	At December 31	At December 31	At January 1
	2011	2010	2010
Asset retirement obligation, undiscounted	$23,653	$16,121	$14,022

9.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised of:

	At December 31	At December 31	At January 1
	2011	2010	2010
Accounts payable and accrued liabilities	$42,436	$28,761	$12,498
Unrealized loss on financial contracts[1]	-	11,098	-
Accounts payable and accrued liabilities	$42,436	$39,859	$12,498

[1]	As at December 31, 2011, a total of 69,500 ounces of past palladium production that had been delivered and sold to the smelter, was priced using forward prices for the month of final settlement at an average price of $697 per ounce (December 31, 2010 – 68,950 ounces at an average price of $640 per ounce). Refer to notes 4 and 15.
10.	LEASES

At the respective reporting dates, the Company was party to the following leasing arrangements:

FINANCE LEASES (OBLIGATIONS UNDER FINANCE LEASES)

The Company leases production equipment under a number of finance lease agreements. Some leases provide the Company with the option to purchase the equipment at a beneficial price. The leased equipment secures lease obligations. The net carrying amount of leased plant and equipment at each reporting date is summarized in Note 7 under the category of equipment under finance leases.

The following is a schedule of future minimum lease payments under finance leases together with the present value of the net minimum lease payments at each reporting date:

	December 31, 2011				December 31, 2010			January 1, 2010
	Future minimum lease payments	Interest	Present Value of minimum lease payments	Future minimum lease payments	Interest	Present Value of minimum lease payments	Future minimum lease payments	Interest	Present Value of minimum lease payments
Less than one year	$2,677	$249	$2,428	$1,307	$111	$1,196	$605	$47	$558
Between one and five years	2,228	124	2,104	1,253	58	1,195	619	43	576
More than five years	-	-	-	-	-	-	-	-	-
	$4,905	$373	$4,532	$2,560	$169	$2,391	$1,224	$90	$1,134
Less current portion			2,428			1,196			558
			$2,104			$1,195			$576

22 YEAR END REPORT 2011

North American Palladium Ltd.

OPERATING LEASES

The Company, from time to time, enters into leasing arrangements for production and other equipment under a number of operating leases. These leases are generally short-term in nature and subject to cancellation clauses. The Company periodically reviews the nature of these leases to identify if there have been any significant changes to the terms and use of the items under operating lease which would require reclassification as a finance lease. Such changes are considered to indicate a renewal of the lease terms and the reclassification is applied prospectively from the date the revised lease terms become effective.

The following schedule provides the future minimum lease payments under non-cancellable operating leases outstanding at each of the reporting dates:

	At December 31	At December 31	At January 1
	2011	2010	2010
Less than one year	$3,783	$2,057	$659
Between one and five years	2,918	1,611	602
More than five years	193	447	95
	$6,894	$4,115	$1,356

The total minimum lease payments recognized in expense during each of the stated year end periods are as follows:

	December 31	December 31
	2011	2010
Minimum lease payments expensed	$3,631	$1,725

11.	PROVISIONS

In conjunction with the acquisition of Cadiscor Resources Inc. in 2009, the Company assumed an obligation in the amount of $1,000, payable in cash or by the issuance of common shares of the Company, upon achieving a specified production target of 300,000 milled tonnes of ore at its Sleeping Giant mill. Based on stated production targets, the Company expects to achieve the production target within the next twelve months, therefore, the provision is reflected in current liabilities. There have been no changes to this provision in any of the reporting periods reflected in these consolidated statements.

12.	LONG-TERM DEBT

During the fourth quarter of 2011, the Company issued $72.0 million of senior secured notes by way of a private placement for net proceeds of $69.6 million.  The notes which mature on October 4, 2014, with a one year extension at the option of the Company, were issued in $1,000 denominations and bear interest at a rate of 9.25% per year, payable semi-annually.

The Company also issued one warrant with each $1,000 note.  Each warrant entitles the holder to purchase 0.35 ounces of palladium at a purchase price of US$620 (the “Strike Price”) per ounce, anytime up to October 4, 2014.  If the warrants are exercised, settlement will occur in cash with the Company paying each warrant held by the note holder the difference between the average of the U.S dollar palladium afternoon fixing price per ounce on the London Platinum and Palladium Market for the ten trading days prior to the exercise date less the Strike Price, multiplied by 0.35. Alternatively, the Company has the option to settle the amount owing to the warrant holder at a 7% discount to the 5-day weighted average market price of the common shares of the Company at the date of exercise.  At December 31, 2011, the value of the warrants was $4,968, including a loss recognized in the Company’s consolidated statement of loss and comprehensive loss of $462.

23 YEAR END REPORT 2011

North American Palladium Ltd.

The debt agreement included the debt financing and embedded derivatives relating to the warrants, warrants settlement, and extension options relating to the notes which are available to the Company and the lender. Where applicable, the embedded derivatives which were not closely related to the debt financing’s were segregated and grouped for valuation and reporting purposes. The embedded derivatives relating to the debt financing are recorded at fair value through profit or loss at each reporting date.

On the October 4, 2011 issue date and at December 31, 2011, the warrants and related options were valued using a binomial model which included with the following key assumptions:

	December 31	October 4
	2011	2011
Market price of palladium	$636	$588
Strike price	$620	$620
Volatility	43%	44%
Risk free rate	0.98%	1.02%
Expected life (in years)	2.76	3.00

The debt financing was initially valued on October 4, 2011 at the net value of the proceeds from the debt issue after deducting the derivative valuations. Transaction costs were allocated to the debt financing on a pro-rata basis of assigned fair value at October 4, 2011. The net value of the debt is amortized using the effective interest rate method over the remaining term of the debt with interest and accretion charges being recognized through profit and loss in the period incurred. Interest charges have been capitalized as borrowing costs and included in mining interests (note 7). An effective interest rate of 13% has been applied.

13.	RELATED PARTY TRANSACTIONS

At the respective reporting dates, the Company’s subsidiaries are as follows:

	Ownership interest
	Country of	At December 31	At December 31	At January 1
	incorporation	2011	2010	2010
Lac des Iles Mines Ltd. (“LDI”)	Canada	100%	100%	100%
NAP Quebec Mines Ltd. (“NAP Quebec”) (formerly Cadiscor Resources Inc.(“CRI”))	Canada	100%	100%	100%

Transactions with key management personnel

Key management personnel compensation

The Company provides non-cash benefits to directors and executive officers, and contributes to a defined contribution plan on their behalf in addition to regular salaried amounts. In accordance with the terms of the Corporate Stock Option plan, directors and executive officers are entitled to receive stock-based compensation on an annual basis through participation in the Company’s group registered retirement savings plan and through incentives issued under the Company’s corporate stock option and restricted share unit plans. Refer to note 14.

24 YEAR END REPORT 2011

North American Palladium Ltd.

Summary of key management personnel compensation

	December 31	December 31
	2011	2010
Short-term employee benefits	$2,709	$2,723
Post employment benefits	72	$25
Share-based payments	2,339	$2,821
	$5,120	$5,569

14.	SHAREHOLDERS’ EQUITY
(a)	Authorized and Issued Capital Stock

The authorized capital stock of the Company consists of an unlimited number of common shares.

(b)	Common share purchase warrants

The changes in issued common share purchase warrants for the period end are summarized below:

	As at December 31 2011		As at December 31 2010
	Warrants	Amount	Warrants	Amount
Balance beginning of period	13,837,924	$5,113	9,530,000	$2,546
Issued pursuant to unit offerings, net of issue costs	-	-	10,000,000	4,423
Warrants exercised	(5,009,986)	(1,239)	(5,692,076)	(1,856)
Warrants expired	(8,827,938)	(3,874)	-	-
Balance, end of period	-	$-	13,837,924	$5,113

In September 2009, the Company completed an equity offering for total net proceeds of $46,455. In October 2009, the Company issued additional units for total net proceeds of $7,121. Each whole warrant (Series A warrants) entitled the holder to purchase an additional common share at a price of $4.25, subject to adjustment, at any time on or prior to September 30, 2011. Since the 20-day volume weighted average price of the common shares on the TSX was equal to or greater than $5.75 per share (as per the acceleration event in the warrant indenture), on December 8, 2010 the Company announced the acceleration of the expiry of the Series A warrants to January 14, 2011. During the first quarter of 2011, $21.3 million of proceeds were received from the exercise of 5,009,986 Series A warrants. Total proceeds of $38.8 million were received from the exercise of Series A warrants and 67,938 Series A warrants were not exercised prior to expiry.

On April 28, 2010, the Company completed an equity offering of 20,000,000 units at a price of $5.00 per unit for total net proceeds of $94,227 (issue costs $5,773). Each unit consists of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant (Series B warrants) entitles the holder to purchase an additional common share at a price of $6.50, subject to adjustment, at any time prior to October 28, 2011. As at December 31, 2010, 1,240,000 Series B warrants were exercised for total proceeds of $8.1 million. On October 28, 2011, the remaining Series B warrants expired.

25 YEAR END REPORT 2011

North American Palladium Ltd.

(c)	Group Registered Retirement Savings Plan

The Company has a group registered retirement savings plan, in which eligible employees can participate in at their option. The Company is required to make contributions on a quarterly basis equivalent to 3% of eligible employees’ base compensation and up to an additional 2% matching, per employee per annum, made either in cash or treasury shares of the Company. The maximum number of common shares available for grant shall not exceed 10% of the issued and outstanding common shares of the Company, including the issuance under the Corporate Stock Option Plan and other securities-based compensation plans. If the matching contribution is made in treasury shares, the price per share issued is the 5-day volume weighted average trading price of the common shares on the Toronto Stock Exchange (“TSX”) preceding the end of the quarter. During the year ended December 31, 2011, the Company contributed 203,252 shares with a fair value of $841 (2010 – 85,093 shares with a fair value of $339).

(d)	Flow-through share offering

On February 18, 2011, the Company completed a flow-through share offering of 2,667,000 flow-through common shares. The Company is required to spend gross proceeds of $22,000 on Canadian exploration expenses prior to December 31, 2012, which was fulfilled by December 31, 2011.

(e)	Corporate Stock Option Plan

The Company has a Corporate Stock Option Plan (the “Plan”), under which eligible directors, officers, employees and consultants of the Company may receive options to acquire common shares. The Plan is administered by the Board of Directors, which will determine after considering recommendations made by the Compensation Committee, the number of options to be issued, the exercise price (which is the 5-day volume weighted average trading price of the common shares on the TSX on the trading day prior to the grant date), expiration dates of each option, the extent to which each option is exercisable (provided that the term of an option shall not exceed 10 years from the date of grant), as well as establishing the time period should the optionee cease to be an “Eligible Person” as set forth in the conditions of the Plan. One third of options granted vest on each of the first three anniversary dates of the date of grant.

The maximum number of common shares available for grant shall not exceed 10% of the issued and outstanding common shares of the Company, including the issuance under the Group Retirement Savings Plan and other securities-based compensation plans. As at December 31, 2011, 5,853,717 options (December 31, 2010 – 5,968,386 options, January 1, 2010 – 1,511,190 options) were available to be granted under the Plan.

The following summary sets out the activity in outstanding common share purchase options:

	December 31, 2011		December 31, 2010
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of period	3,847,833	$4.22	3,057,800	$3.50
Granted	273,000	$5.45	1,105,000	$6.14
Exercised	(317,919)	$2.13	(124,634)	$2.78
Cancelled	(158,331)	$5.73	(190,333)	$4.80
Forfeited	-	-	-	-
Outstanding, end of period	3,644,583	$4.43	3,847,833	$4.22
Options exercisable at end of period	2,439,925	$4.06	1,742,833	$3.64

For the year ended December 31, 2011, the weighted average share price on the dates common share purchase options were exercised was $3.57 (2010 – $6.00).

26 YEAR END REPORT 2011

North American Palladium Ltd.

The following table summarizes information about the Company’s stock options outstanding at December 31, 2011:

Exercise price range	Average remaining contractual life (years)	Options Outstanding at December 31, 2011	Options Exercisable at December 31, 2011
$ 1.85-3.00	4.83	974,750	908,084
$ 3.00-3.50	4.38	1,181,666	830,005
$ 3.50-6.50	4.91	1,181,667	518,336
$ 6.50-12.00	2.52	306,500	183,500
	4.51	3,644,583	2,439,925

The fair value of options granted during 2011 and 2010 has been estimated at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

	December 31	December 31
	2011	2010
Awards granted	273,000	1,105,000
Weighted average fair value of awards	$2.91	$3.21
Pre-vest forfeiture rate	14%	13%
Grant price	$5.45	$6.14
Market price	$5.53	$6.05
Volatility	65%	66%
Risk free rate	2.04%	2.31%
Dividend yield	0%	0%
Expected life (in years)	4.3	4.5

Pre-vest forfeiture rate

The historical forfeiture rate is estimated at each reporting date based on previous data regarding pre-vest cancellations of options due to employee departures or terminations.

Volatility

Volatility is the projected magnitude of change in price of the common shares of the Company on an annual basis based on historical prices of the common shares, excluding time periods with unusual business and market conditions that result in extreme volatility that is not indicative of the future.

(f)	Reconciliation of the diluted number of shares outstanding:

For the years ended December 31, 2011 and December 31, 2010, the effect of stock options and warrants has not been included in the determination of diluted loss per share because to do so would be anti-dilutive.

(g)	Other Stock-Based Compensation – Restricted Share Unit Plan

The Company has a Restricted Share Unit (“RSU”) Plan under which eligible directors, officers and key employees of the Company are entitled to receive awards of restricted share units. Each restricted share unit is equivalent in value to the fair market value of a common share of the Company on the date of the award and a corresponding liability is established on the balance sheet. The RSU Plan is administered by the Board of Directors, which will determine after considering recommendations made by the Compensation Committee, the number and timing of restricted share units to be awarded and their vesting periods, not to exceed three years. The value of each award is charged to compensation expense over the period of vesting. At each reporting date, the compensation expense and liability are adjusted to reflect the changes in market value of the liability based on the fair values of RSU’s for each vesting period determined using the Black-Scholes model.

27 YEAR END REPORT 2011

North American Palladium Ltd.

As at December 31, 2011, 129,418 (December 31, 2010 – 90,599; January 1, 2010 – 256,882) restricted share units had been granted and were outstanding at an aggregate value of $237 (December 31, 2010 – $312; January 1, 2010– $987).

(h)	Shareholder Rights Plan

On May 11, 2011, the Company’s shareholders approved the adoption of a shareholder rights plan. The primary objectives of the shareholder rights plan are to ensure shareholders are given fair treatment in the event of any take-over bid for the Company’s common shares and provide Shareholders adequate time to properly evaluate an offer. The Shareholder Rights Plan provides for the issuance of one right for each outstanding common share of the Company on the occurrence of certain events.

(i)	Summary of Share-based compensation and employee benefits

The following table details the components of share-based compensation expense for the year ended December 31:

	At December 31	At December 31
	2011	2010
Registered retirement savings plan	$841	$339
Common share purchase options	2,563	1,572
Restricted share units	135	245
	$3,539	$2,156

15.	FINANCIAL INSTRUMENTS

The Company has exposure to the following risks from its use of financial instruments: credit risk, market risk, currency risk, interest rate risk, commodity price risk and liquidity risk.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company’s exposure arises principally from its short term interest bearing deposits and accounts receivable. Historically, the Company has not experienced any losses related to individual customers. The Company invests its cash and cash equivalents primarily with a major Canadian bank.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	At December 31	At December 31	At January 1
	2011	2010	2010
Cash and cash equivalents	$50,935	$75,159	$98,255
Accounts receivable	73,048	80,683	-
Other assets	10,560	24,996	1,330
	$134,543	$180,838	$99,585

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk is comprised of currency, interest rate, and commodity price risks. In addition, the Company is exposed to market risk relating to fluctuations in the share price of the Company’s common shares as a result of the RSU plan, which is mark-to-market at each period end.

28 YEAR END REPORT 2011

North American Palladium Ltd.

(j)	Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Currency risk is related to the portion of the Company’s business transactions denominated in currencies other than Canadian dollars. The Company is exposed to fluctuations in exchange rates due to certain of its foreign based suppliers and revenues being in foreign currencies. The Company’s primary exposure is based upon the movements of the US dollar against the Canadian dollar. The Company’s foreign exchange risk management includes, from time to time, the use of foreign currency forward contracts to fix exchange rates on certain foreign currency exposures. The Company had not entered into any foreign exchange contracts on future production in 2011 or 2010.

For the Company’s foreign exchange transactions, fluctuations in the respective exchange rates relative to the Canadian dollar will create volatility in the Company’s cash flows and the reported amounts for revenue, production, and exploration costs on a year-to-year basis. Additional earnings volatility arises from the translation of monetary assets and liabilities denominated in currencies other than Canadian dollars at the rates of exchange at each balance sheet date, the impact of which is reported as a separate component of revenue or foreign exchange gain or loss in the consolidated statements of operations and comprehensive loss.

The Company is exposed to the following currency risk on cash, purchases and borrowings at December 31, 2011.

US$
Cash	$3,898
Accounts payable and accrued liabilities	(370)
$3,529

A 1% strengthening or weakening of the Canadian dollar against the US dollar, assuming that all other variables remained the same, would have resulted in an approximate $35 decrease or increase, respectively, in the Company’s statement of loss and comprehensive loss for the year ended December 31, 2011.

The Company’s revenue is affected by currency exchange rates, such that a weakening in the Canadian dollar relative to the US dollar will result in additional revenues and a strengthening in the Canadian dollar will result in reduced revenues.

(k)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company does not enter into derivative financial instruments for speculative purposes. The Company does not hold any specific hedging instruments, nor does it hold any short term investments that would be significantly impacted from fluctuations in interest rates. Any interest rate fluctuations realized are expected to be offset by favourable changes in the interest on debt instruments.

Management does not believe that the net impact of interest rate fluctuations on the current level of borrowings and short term investments will be significant and, therefore, has not provided a sensitivity analysis of this impact on net earnings.

(l)	Commodity price risk

Commodity price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in commodity prices. The Company is particularly exposed to fluctuations in commodity prices from its sale of metals. From time to time the Company may enter into forward commodity sales contracts to hedge the effect on revenues of changes in the price of metals it produces. Gains and losses on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales over the term of the hedging contract.

29 YEAR END REPORT 2011

North American Palladium Ltd.

The Company enters into financial contracts to mitigate the smelter agreements’ provisional pricing exposure to rising or declining palladium prices and an appreciating Canadian dollar for past production already sold. The total of these financial contracts represent 69,500 ounces as at December 31, 2011. These contracts mature from January 2012 through June 2012 at an average forward price of $697 per ounce (or $US699 per ounce). For substantially all of the palladium delivered to the customer under the smelter agreement, the quantities and timing of settlement specified in the financial contracts matches final pricing settlement periods. The palladium financial contracts are being recognized on a mark-to-market basis as an adjustment to revenue. The fair value of these contracts at December 31, 2011 was an asset of $1,951 included in accounts receivable (December 31, 2010 - $11,098 liability included in accounts payable and accrued liabilities).

The Company issued $72.0 million of senior secured notes by way of a private placement for net proceeds of $69.6 million. The Company also issued one warrant with each $1,000 note.  Each warrant entitles the holder to purchase 0.35 ounces of palladium at a purchase price of US$620 (the “Strike Price”) per ounce, anytime up to October 4, 2014.  If the warrants are exercised, settlement will occur in cash with the Company paying each warrant held by the note holder the difference between the average of the U.S dollar palladium afternoon fixing price per ounce on the London Platinum and Palladium Market for the ten trading days prior to the exercise date less the Strike Price, multiplied by 0.35. Alternatively, the Company has the option to settle the amount owing to the warrant holder at a 7% discount to 5-day weighted average market price of the common shares of the Company at the date of exercise.  At December 31, 2011, the value of the warrants was $4,968, including a loss recognized in the Company’s consolidated statement of loss and comprehensive loss of $462.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity risk is to monitor the timing of sales and receivables, to ensure sufficient cash flows are generated from operations to meet the current debt requirements. Where insufficient liquidity may exist, the Company may pursue various debt and equity instruments for short or long term financing of its operations.

The table below analyzes the Company’s financial liabilities which will be settled into relevant maturity groupings based on the remaining balances at December 31, 2011 to the contractual maturity date.

	Total	In less than 1 year	Between 1 year and 5 years	More than 5 years
Accounts payable and accrued liabilities	$42,436	$42,436	$-	$-
Obligations under finance leases	4,532	2,428	2,104	-
Provisions	1,000	1,000	-	-
Current derivative liability	4,875	-	4,875	-
Long-term debt	65,698	-	65,698	-

The Company also has asset retirement obligations in the amount of $20,881 that would become payable at the time of the closures of its LDI mine, Sleeping Giant mill, Sleeping Giant mine and Vezza Gold Project. The Company issued letters of credit of $10,552. As a result, $10,329 of funding is required prior to or upon closure of these properties. Refer to note 8 for additional disclosure regarding these amounts. The majority of the asset retirement costs are expected to be incurred within one year of mine closure and an application must be made to receive funds on deposit.

Management monitors consolidated cash flow, in detail, on a daily basis, monthly through month-end reporting, quarterly through forecasting and yearly through the budget process. Based on the financial liabilities due and noted above, the Company expects to have sufficient operating cash flow exceeding the amounts due.

Fair Values

The Company’s financial assets and liabilities consist of cash and cash equivalents, accounts receivable, other assets, reclamation deposits, accounts payable and accrued liabilities, current derivative liabilities, obligations under finance leases, provisions and long-term debt.

30 YEAR END REPORT 2011

North American Palladium Ltd.

Cash and cash equivalents are stated at fair value. The carrying value of other assets, and trade accounts payable and accrued liabilities approximate their fair values due to the immediate or short-term maturity of these financial instruments.

The fair value of the obligations under finance leases approximate their carrying value due to the interest rate implicit in the leases approximating interest rates available at this time for similar lease terms. The fair value of RSUs are determined as described in note 14.

Derivatives

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

Fair values reflect the credit risk of the instrument and include adjustments to take into account the credit risk of the Company entity and counterparty when appropriate.

The Company enters into financial contracts to mitigate the smelter agreements’ provisional pricing exposure to rising or declining palladium prices and an appreciating Canadian dollar for past production already sold. For substantially all of the palladium delivered to the customer under the smelter agreement, the quantities and timing of settlement specified in the financial contracts matches final pricing settlement periods. The palladium financial contracts are being recognized on a mark-to-market basis as an adjustment to revenue.

Non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

Fair Value Hierarchy

The table below details the assets and liabilities measured at fair value at December 31, 2011:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Aggregate Fair Value
Financial assets
Cash and cash equivalents	$50,935	$-	$-	$50,935
Accounts receivable (note 4)	-	71,097	-	71,097
Fair value of financial contracts* (note 4)	-	1,951	-	1,951
Financial liabilities
RSU liabilities*	-	(237)	-	(237)
Fair value of current derivative liability (note 12)	-	(4,875)	-	(4,875)
Net carrying value	$50,935	$67,936	$-	$118,871

*	As detailed in note 4, the asset relating to the mark to market on financial contracts is included in the carrying value of accounts receivable and accrued liabilities on the balance sheet. RSU liabilities are measured at fair value based on the Black-Scholes valuation model at each reporting date and are included in the balance of accounts payable and accrued liabilities.
16.	COMMITMENTS
(a)	Sheridan Platinum Group of Companies (“SPG”) Commitment

The Company is required to pay a 5% net smelter royalty to SPG from mining operations at the Lac des Iles mine. This obligation is recorded as royalty expense.

31 YEAR END REPORT 2011

North American Palladium Ltd.

(b)	Operating Leases and Other Purchase Obligations

As at December 31, 2011, the Company had outstanding operating lease commitments and other purchase obligations of $6,894 and $110,612, respectively (December 31, 2010 – $4,115 and $37,189, respectively) all of which had maturities of less than five years, with the exception of $193 of operating leases with a maturity greater than five years (December 31, 2010 - $447).

(c)	Letters of credit

As at December 31, 2011, the Company had outstanding letters of credit of $12.0 million, consisting of letters of credit for mine closure deposits of $8,466, $1,769 and $317 relating to the LDI, SG and Shebandowan properties, respectively. There are also letters of credit of $1,498 required as part of a regulatory requirement by a third party supplier for purchases made by the LDI mine.

17.	REVENUE FROM METAL SALES

	Total	Palladium	Platinum	Gold	Nickel	Copper	Other Metals
2011
Year ended December 31
Revenue – before pricing adjustments	$175,293	$107,035	$15,369	$37,384	$7,914	$6,133	$1,458
Pricing adjustments:
Commodities	(5,407)	(3,229)	(1,691)	223	(361)	(326)	(23)
Foreign exchange	586	198	189	167	32	(3)	3
Revenue – after pricing adjustments	$170,472	$104,004	$13,867	$37,774	$7,585	$5,804	$1,438
2010
Year ended December 31
Revenue – before pricing adjustments	$99,714	$56,887	$8,280	$27,196	$4,198	$2,443	$710
Pricing adjustments:
Commodities	8,941	7,417	649	428	183	275	(11)
Foreign exchange	(1,557)	(953)	(270)	(172)	(98)	(59)	(5)
Revenue – after pricing adjustments	$107,098	$63,351	$8,659	$27,452	$4,283	$2,659	$694

During 2011, the Company delivered all of its concentrate to two customers under the terms of the respective agreements. In 2010, the Company delivered all of its concentrate to one customer under the terms of the agreement.

Although the Company sells its refined metals to a limited number of customers, it is not economically dependent upon any one customer as there are other markets throughout the world for the Company’s metals.

32 YEAR END REPORT 2011

North American Palladium Ltd.

18.	INTEREST AND OTHER COSTS (INCOME)

	2011	2010
Finance expense
Interest on finance leases	$157	$142
Financing costs	767	-
Asset retirement obligation accretion	337	209
Accretion expense on long-term debt	457	-
Interest expense	396	424
Unrealized loss on palladium warrants	460	-
	2,574	775
Finance and other income
Gain on renouncement of flow-through expenditures	(1,840)	-
Interest income	(977)	(2,861)
Gain on investments	-	(56)
	$(2,817)	$(2,917)
	(243)	$(2,142)

19.	CONTINGENCIES

From time to time, the Company is involved in litigation, investigations, or proceedings related to claims arising out of its operations in the ordinary course of business. In 2011, the Company was made aware of a Statement of Claim that had been filed against the Company and two of its officers regarding a potential class action lawsuit. The Company has retained legal counsel and intends to vigorously defend the potential claim. The Company does not believe the Statement of Claim has any merit and has accordingly not recorded any associated provisions within its consolidated financial statements at December 31, 2011.

20.	INCOME TAXES

Rate Reconciliation

The provision for income and mining taxes differs from the amount that would have resulted by applying the combined Canadian Federal and Ontario statutory income tax rates of approximately 28% (2010 – 31%):

	December 31	December 31
	2011	2010
Income tax expense/(recovery) using statutory income tax rates	$(17,556)	$(9,462)
Increase (decrease) resulting from:
Resource allowance deemed income	-	(315)
Non-taxable portion of capital losses (gains)	-	296
Losses not tax benefited	17,484	8,617
Non-deductible expenses	730	443
Ontario Harmonization Transitional tax, in respect of the prior period	2,387	(280)
Other	(107)	(100)
Recognition of previously unrecognized tax benefits related to expiration of warrants[1]	(555)	(542)
Interest expense deductible for tax purposes	(444)	-
Difference in statutory tax rates	(214)	104
Quebec mining duties	1,282	127
Income and mining tax expense (recovery)	$3,007	$(1,112)

[1]	Tax recovery on the expiration of share purchase warrants, whereas the deferred tax liability was charged to Contributed Surplus.
[2]	The statutory tax rate decreased from 2010 to 2011 due to a reduction in Canadian Federal and Ontario rates over the period.

33 YEAR END REPORT 2011

North American Palladium Ltd.

Components of Income tax expense

The details of the Company’s income and mining tax expense (recovery) are as follows:

	December 31	December 31
	2011	2010
Current income tax expense (recovery):
Income taxes
Adjustments for prior period[1]	$2,280	$(697)
Mining taxes
Current period	(1,936)	(137)
Adjustments for prior period[2]	161	(109)
	$505	$(943)
Deferred income tax expense (recovery):
Income taxes	(555)	(542)
Mining taxes	3,057	373
	$2,502	$(169)
Total	$3,007	$(1,112)

[1]	Impact of a proposed CRA reassessment received in 2011 related to the Company’s Ontario harmonization tax liability.
[2]	Impact of tax legislation substantively enacted in 2011 that affects the tax obligations of prior years.

Deferred tax liabilities

The following table summarizes the components of deferred income and mining tax:

	December 31	December 31	January 1
	2011	2010	2010
Deferred mining tax liabilities
Gold Mining interests	$(4,264)	$(1,207)	$(832)
Deferred tax liabilities, net	$(4,264)	$(1,207)	$(832)

Unrecognized deferred tax assets

Deferred income and mining tax assets have not been recognized in respect of the following items:

	December 31	December 31
	2011	2010
Loss carryforwards	$89,862	$67,313
Deductible temporary differences, income taxes	$33,599	$28,062
Deductible temporary differences, mining taxes	$9,183	$6,640

The tax losses not recognized expire as per the amount and years noted below. The deductible temporary differences do not expire under current tax legislation. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits there from.

Income tax attributes (not recognized)

As at December 31, 2011, the Company had the following approximate income tax attributes to carry forward:

	Amount	Expiry Date
Non-capital losses	$352,193	2015 - 2031
Capital losses	$7,243	Indefinite
Undepreciated capital cost allowance	$172,018	Indefinite
Tax basis of mineral interests	$176,649	Indefinite

34 YEAR END REPORT 2011

North American Palladium Ltd.

21.	OTHER DISCLOSURES

Statement of Cash flows

The net changes in non-cash working capital balances related to operations are as follows:

	2011	2010
Cash provided by (used in):
Accounts receivable	$7,635	$(80,683)
Inventories and stockpiles	$7,436	(1,953)
Other assets	$(3,481)	(5,279)
Accounts payable and accrued liabilities	$2,823	27,417
Other financial liabilities	-	(56)
Taxes payable (recoverable)	(1,441)	(1,167)
	$12,972	$(61,721)

Salaries and benefits

For the year ended December 31, 2011, total salaries and benefits for the Company was $44,272, compared to $33,884 for the year ended December 31, 2010.

22.	SEGMENT INFORMATON

The Company is Canadian based and is in the business of exploring and mining palladium, platinum, gold and certain base metals. Its operations are organized into three reportable segments: palladium operations include the LDI palladium mine and mill; gold operations include the Sleeping Giant gold mine and mill; and corporate and other. The palladium and gold operations include activities related to exploration, evaluation and development, mining, and milling. The corporate and other segment includes general corporate expenses and other projects not allocated to the other segments. The Company’s revenue by significant product type is disclosed in Note 17. The Company’s segments are summarized in the following table.

35 YEAR END REPORT 2011

North American Palladium Ltd.

As at and during the periods ended December 31, 2011, December 31, 2010 and January 1, 2010, segmented information is presented as follows:

	At December 31, 2011				At December 31, 2010				At January 1, 2010

	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Cash and cash equivalents	$1,456	$71	$49,408	$50,935	$3,232	$(2,013)	$73,940	$75,159	$689	$576	$96,990	$98,255

Accounts receivable	73,048	-	-	73,048	80,683	-	-	80,683	-	-	-	-

Inventories	12,342	7,704	-	20,046	19,673	7,814	-	27,487	19,649	5,657	-	25,306

Other current assets	5,558	9,033	1,266	15,857	4,308	3,048	20,929	28,285	708	1,510	481	2,699

Mining interests	211,505	44,433	221	256,159	64,465	61,376	445	126,286	33,516	51,165	333	85,014

Other non-current assets	-	-	-	-	8,438	1,769	330	10,537	8,406	1,769	328	10,503

Total assets	$303,909	$61,241	$50,895	$416,045	$180,799	$71,994	$95,644	$348,437	$62,968	$60,677	$98,132	$221,777
Accounts payable and accrued liabilities	$27,564	$12,184	$3,403	$43,151	$27,463	$9,363	$3,033	$39,859	$3,339	$4,160	$4,943	$12,442

Obligations under finance leases	4,314	218	-	4,532	2,326	65	–	2,391	1,104	30	–	1,134

Provisions	-	1,000	-	1,000	-	1,000	–	1,000	-	1,000	–	1,000

Asset Retirement Obligations	13,905	6,976	-	20,881	7,897	4,697	-	12,594	9,077	4,525	-	13,602

Other liabilities	2,647	4,264	4,876	11,787	935	1,207	1	2,143	1,571	832	58	2,461

Long-term debt	-	-	65,698	65,698	-	-	-	-	-	-	-	-

Total liabilities	$48,430	$24,642	$73,977	$147,049	$38,621	$16,332	$3,034	$57,987	$15,091	$10,547	$5,001	$30,639

36 YEAR END REPORT 2011

North American Palladium Ltd.

	Year ended December 31, 2011				Year ended December 31, 2010

	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Revenue – after pricing adjustments	$143,659	$26,813	$-	$170,472	$84,813	$22,285	$-	$107,098

Depreciation and amortization	9,961	7,460	183	17,604	5,396	10,066	128	15,590

Gold assets impairment charge	-	49,210	-	49,210	-	-	-	-

Operating expenses	105,111	31,628	-	136,739	54,924	28,496	-	83,420

Income (loss) from mining operations	28,587	(61,485)	(183)	(33,081)	24,493	(16,277)	(128)	8,088

Other expenses

General and administration	429	82	11,772	12,283	206	181	10,261	10,648

Exploration	9,834	6,728	105	16,667	13,998	15,004	1,124	30,126

Other	289	77	(250)	116	201	760	(3,126)	(2,165)

Income (loss) before taxes	18,035	(68,372)	(11,810)	(62,147)	10,088	(32,222)	(8,387)	(30,521)
Income and mining tax (expense) recovery	(2,388)	(1,174)	555	(3,007)	671	(101)	542	1,112

Net income (loss) and comprehensive income (loss) for the period	$15,647	$(69,546)	$(11,255)	$(65,154)	$10,759	$(32,323)	$(7,845)	$(29,409)

	Year ended December 31, 2011				Year ended December 31, 2010

	Palladium operations	Gold operations	Corporate and other	Total	Palladium operations	Gold operations	Corporate and other	Total
Additions to mining interests	$148,309	$37,324	$-	$185,633	$35,732	$13,632	$-	$49,364

For additional discussion relating to reliance on customers, refer to accounts receivable in note 4 and revenue from metal sales in note 17.

23.	FIRST TIME ADOPTION OF IFRS

For all periods up to and including the year ended December 31, 2010, the Company prepared its consolidated financial statements in accordance with Canadian generally accepted accounting principles (Canadian GAAP). For all periods from January 1, 2011 onwards, the Company has prepared its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”).

Transition to IFRS

To transition to IFRS, the Company must apply “IFRS 1 – First Time Adoption of IFRS” that sets out the rules for first time adoption. In general, IFRS 1 requires an entity to comply with each IFRS effective at the reporting date for the entity’s first IFRS financial statements. This requires that an entity apply IFRS to its opening IFRS balance sheet as at the beginning of the earliest comparative period presented in the entity’s first IFRS financial statements, being January 1, 2010.

The accompanying reconciliations reflect the impact of the applicable IFRS 1 elections the Company has applied in its transition to IFRS. The adjusted consolidated balance sheets also reflect the impact of accounting policy differences arising from the transition from Canadian GAAP to IFRS.

The Company has prepared consolidated financial statements which comply with IFRS applicable for periods beginning on or after January 1, 2011 and the significant accounting policies meeting those requirements are described in note 3 of these consolidated financial statements.

37 YEAR END REPORT 2011

North American Palladium Ltd.

Exemptions applied under IFRS 1

In preparing the consolidated financial statements in accordance with IFRS 1, the Company has applied certain of the optional exemptions and all mandatory exceptions from full retrospective application of IFRS.

Optional exemptions from full retrospective application

In the first year of adoption, IFRS 1 allows optional exemptions from the general requirements to apply certain IFRS standards in effect when the Company prepares its annual financial statements. The following summarizes the optional exemptions under IFRS 1 and related elections available to the Company.

Business combinations exemption

The Company has elected to apply the business combinations exemption. As a result, the Company has not restated business combinations or otherwise applied IFRS 3 Business Combinations to any acquisitions of subsidiaries or of interests in associates and joint ventures that occurred before the Company’s January 1, 2010 transition date.

Share-based payment transaction exemption

The Company has elected to apply the share-based payment exemption. As a result, IFRS 2 Share-based Payment has not been applied to any equity instruments that were granted on or before November 7, 2002, nor has it been applied to equity instruments granted after November 7, 2002 that vested before the date of transition of January 1, 2010. For cash-settled share-based payment arrangements, the Company has not applied IFRS 2 to liabilities that were settled before January 1, 2010.

Fair value as deemed cost exemption

The Company has elected to utilize the fair value as deemed cost exemption for the valuation of certain assets located at its LDI and Sleeping Giant mines. By making this election, the Company is permitted to measure certain items of property, plant and equipment at fair values determined on or before January 1, 2010, with appropriate retrospective adjustments applied under IFRS during the period reflected in the opening IFRS balance sheet at January 1, 2010. Other mining interests have been recorded under IFRS using historical costs.

Compound financial instruments exemption

Under this exemption, a first-time adopter need not separate the liability and equity components under the IAS 32 requirements if the liability component is no longer outstanding on January 1, 2010 transition date. Since various compound financial instruments in the form of convertible notes, debentures, and unit offerings with foreign-denominated warrants have been used by the Company in recent years, the Company has elected to apply this exemption relating to compound instruments.

Designation of previously recognized financial instruments exemption

This exemption permits an election to initially recognize certain financial instruments as available-for-sale or designate certain instruments as being at fair value through profit or loss at the date of transition. Neither the Company nor its subsidiaries possessed financial assets or liabilities at January 1, 2010 which would benefit from the application of this exemption. Therefore, the Company has elected not to apply this exemption to its IFRS consolidated financial statements.

Fair value measurement of financial assets or liabilities at initial recognition

This exemption restricts the fair value approach under IAS 39, requiring consistent application of the methodology to be applied prospectively from October 25, 2002 or January 1, 2004. As a result of other IFRS 1 exemptions and standards applied, the Company and its subsidiaries’ financial assets and liabilities reflected in the January 1, 2010 IFRS consolidated opening balance sheet relate to the period after the specified dates for prospective application and would therefore not benefit from the application of this election. As a result, the Company has elected not to apply this exemption to its IFRS consolidated financial statements.

38 YEAR END REPORT 2011

North American Palladium Ltd.

Decommissioning liabilities included in the cost of property, plant and equipment exemption

The Company recognizes an asset retirement obligation (“ARO”) in respect of environmental liabilities relating to contamination caused to land, decommissioning of existing production facilities and reclamation of mining properties. The election in IFRS 1, provides an exemption from the full retrospective application of IFRIC 1- Changes in existing decommissioning, restoration and similar liabilities and permits the determination of a revised ARO provision and related adjustment to the net ARO asset value at the transition date of January 1, 2010.

The Company has elected to apply the exemption from full retrospective application of decommissioning provisions as allowed under IFRS 1. As a result the Company has re-measured its ARO provisions as at January 1, 2010 under IAS 37 Provisions, Contingent Liabilities and Contingent Assets, estimated the amount to be included in the cost of the related asset by discounting the liability to the date at which the liability first arose using best estimates of the historical risk adjusted discount rates, and recalculated the accumulated amortization under IFRS up to the transition date.

Borrowing costs exemption

All material borrowings have been repaid in full prior to the January 1, 2010 transition date. Therefore, this election has not been applied within the consolidated financial statements of the Company as at the January 1, 2010 transition date and subsequent periods.

39 YEAR END REPORT 2011

North American Palladium Ltd.

Reconciliations between IFRS and Canadian GAAP

The following reconciliations summarize the effect of the transition to IFRS on the Company’s previously reported balances.

Reconciliation of Consolidated Balance Sheets

		December 31, 2010			January 1, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS	GAAP	Effect of transition to IFRS	IFRS
ASSETS
Current Assets
Cash and cash equivalents		$75,159	$-	$75,159	$98,255	$-	$98,255
Accounts receivable		80,683	-	80,683	-	-	-
Taxes receivable		734	-	734	204	-	204
Inventories		27,487	-	27,487	25,306	-	25,306
Other assets		27,551	-	27,551	2,495	-	2,495
		211,614	-	211,614	126,260	-	126,260
Non-current Assets
Mining interests	(a)	126,196	90	126,286	82,448	2,566	85,014
Reclamation deposits		10,537	-	10,537	10,503	-	10,503
Total assets		$348,347	$90	$348,437	$219,211	$2,566	$221,777
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	(b)	$40,799	$(940)	$39,859	$11,195	$1,247	$12,442
Current portion of obligations under capital leases		1,196	-	1,196	558	-	558
Provisions	(c)	-	1,000	1,000	-	1,000	1,000
Other financial liabilities	(d)	-	-	-	-	56	56
		41,995	60	42,055	11,753	2,303	14,056
Non-current Liabilities
Taxes payable		936	-	936	1,573	-	1,573
Asset retirement obligations	(e)	11,637	957	12,594	12,921	681	13,602
Obligations under capital leases		1,195	-	1,195	576	-	576
Deferred mining tax liability	(f)	1,207	-	1,207	127	705	832
		$56,970	$1,017	$57,987	$26,950	$3,689	$30,639
Shareholders’ Equity
Common share capital and purchase warrants	(g)	697,846	4,941	702,787	583,089	(8,211)	574,878
Stock options and related surplus	(h)	5,069	527	5,596	3,896	346	4,242
Contributed surplus	(i)	24,861	(19,324)	5,537	18,416	(12,337)	6,079
Deficit	(j)	(436,399)	12,929	(423,470)	(413,140)	19,079	(394,061)
Total shareholders’ equity		291,377	(927)	290,450	192,261	(1,123)	191,138
Total shareholders’ equity and liabilities		$348,347	$90	$348,437	$219,211	$2,566	$221,777

40 YEAR END REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Statements of Operations, Comprehensive Loss

		Year ended December 31, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS
Revenue – before pricing adjustments		$99,714	-	$99,714
Pricing adjustments:
Commodities		8,941	-	8,941
Foreign exchange		(1,557)	-	(1,557)
Revenue – after pricing adjustments		$107,098	$-	$107,098

Operating expenses
Production costs		74,709	-	74,709
Royalty expense		4,202	-	4,202
Smelting, refining and freight costs		4,779	-	4,779
Inventory pricing adjustments		-	-	-
Depreciation and amortization	(a), (e)	13,175	2,415	15,590
Loss on disposal of equipment		(270)	-	(270)
Total operating expenses		96,595	2,415	99,010
Income (loss) from mining operations		10,503	(2,415)	8,088
Other expenses
General and administration	(b), (g), (h)	10,676	(28)	10,648
Exploration		30,126	-	30,126
Interest and other income	(d),(e), (g)	282	(2,424)	(2,142)
Foreign exchange loss (gain)		(23)	-	(23)
Total other expenses		41,061	(2,452)	38,609
Income (loss) before taxes		(30,558)	37	(30,521)
Income and mining tax recovery (expense)	(g), (i)	7,299	(6,187)	1,112
Net loss and comprehensive loss for the year		(23,259)	(6,150)	(29,409)
Net income (loss) per share
Basic and diluted		$(0.16)	$(0.05)	$(0.21)
Weighted average number of shares outstanding
Basic		141,537,377	-	141,537,377
Diluted		141,537,377	-	141,537,377

41 YEAR END REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Statements of Cash Flows

		Year ended December 31, 2010
	Notes	GAAP	Effect of transition to IFRS	IFRS
Cash provided by (used in)
Operations
Net income (loss) for the period		$(23,259)	$(6,150)	$(29,409)
Operating items not involving cash
Depreciation and amortization	(a), (e)	13,175	2,415	15,590
Deferred income and mining tax expense (recovery)	(g), (i)	(6,356)	6,187	(169)
Stock based compensation and employee benefits	(h)	1,752	159	1,911
Loss on disposal of equipment		(270)	-	(207)
Other	(e)	686	(368)	318
		(14,272)	2,243	(12,029)
Changes in non-cash working capital		(59,478)	(2,243)	(61,721)
		(73,750)	-	(73,750)
Financing Activities
Issuance of common shares and warrants, net of issue costs		101,074	-	101,074
Repayment of obligations under capital leases		(1,721)	-	(1,721)
Interest paid on capital leases		(142)	-
		99,211	-	99,211
Investing Activities
Additions to mining interests		(49,364)	-	(49,364)
Proceeds on disposal of mining interests		807	-	807
		(48,557)	-	(48,557)
Increase (decrease) in cash and cash equivalents		(23,096)	-	(23,096)
Cash and cash equivalents, beginning of period		98,255	-	98,255
Cash and cash equivalents, end of period		$75,159	$-	$75,159
Cash and cash equivalents consisting of:
Cash		75,159	-	75,159
Short-term investments		-	-	-
Total assets		$75,159	$-	$75,159

42 YEAR END REPORT 2011

North American Palladium Ltd.

Reconciliation of Consolidated Statements of Shareholders’ Equity

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, December 31, 2009 as reported under Canadian GAAP	127,383,051	$572,505	$-	$2,704	$10,584	$19,608	$(413,140)	$192,261
Reallocation of equity not related to IFRS transition	-	-	-	1,192	-	(1,192)	-	-
Net impact of IFRS transition adjustments	-	(173)	-	346	(8,038)	(12,337)	19,079	(1,123)
Balance, January 1, 2010 as reported under IFRS	127,383,051	$572,332	$-	$4,242	$2,546	$6,079	$(394,061)	$191,138

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders’ equity
Balance, December 31, 2010 as reported under Canadian GAAP	154,653,275	$692,733	$-	$3,661	$5,113	$26,269	$(436,399)	$291,377
Reallocation of equity not related to IFRS transition	-	-	-	1,408	-	(1,408)	-	-
Net impact of IFRS transition adjustments	-	4,941	-	527	-	(19,324)	12,929	(927)
Balance, December 31, 2010 as reported under IFRS	154,653,275	$697,674	$-	$5,596	$5,113	$5,537	$(423,470)	$290,450

43 YEAR END REPORT 2011

North American Palladium Ltd.

Explanation of the effect of the transition to IFRS

The following explains the material adjustments to the balance sheet and income statement.

(a) Mining interests

	December 31, 2010	January 1, 2010
(i) Adjustment to asset retirement costs and related accumulated amortization	$553	$1,861
(ii) Net adjustment to carrying value of assets due to deemed cost election under IFRS 1	-	705
(iii) Adjustments to depreciation and amortization of mining interests subsequent to the January 1, 2010 transition date due to revised carrying values under IFRS	(463)	-
Total adjustment at transition to IFRS	$90	$2,566

(i)	Under IFRS 1 exemptions, the Company elected to determine the fair value of the ARO as at January 1, 2010 and discount that fair value to determine the related asset and accumulated amortization. As a result, a recovery of accumulated amortization charges was realized under IFRS and has been reflected in the opening mining interest balances.
(ii)	The Company has elected under IFRS 1 to apply the deemed cost exemption in respect of the LDI and Sleeping Giant mining interests. The valuation of the LDI property was deemed to be the fair value as determined at December 31, 2008. For Sleeping Giant mine, the final fair values relating to the May 26, 2009 acquisition date were elected as the deemed cost. The change in accumulated depreciation and amortization as at January 1, 2010 as a result of the deemed cost elections has been included to reflect the net change in carrying values.

Information on impairment provisions

The recoverable amount of a cash generating unit (“CGU”) is determined based on the greater of the CGU’s fair value less cost to sell and value-in-use calculations. These calculations use cash flow projections based on financial budgets and extended operational plans approved by management.

The Company performed an analysis of impairment of all CGUs as at January 1, 2010 and at each subsequent reporting date. As a result of those analyses, it was concluded that the deemed costs assigned to CGUs were not impaired at the date of transition to IFRS or in each of the subsequent reporting periods in 2010 and no modifications were required to be made to the useful lives and residual values of mining interests.

(b) Accounts payable and accrued liabilities

	December 31, 2010	January 1, 2010
(i) Reclassification of premiums related to flow-through shares	$-	$2,000
(ii) Reclassification of provisions included in accrued payables	(1,000)	(1,000)
(iii) Adjustments to accounting for restricted share units	60	247
Total adjustment at transition to IFRS	$(940)	$1,247

(i)	In accordance with IFRS interpretations, the premium of proceeds received on flow-through shares in excess of the market value of the shares on the date of issue represents the value of the liability relating to the transfer of income tax credits foregone and owing to investors upon renunciation. These liabilities have been reclassified from equity to liabilities and will be reversed and recognized at the time that expenditures occur.
(ii)	Under Canadian GAAP, certain contractual provisions were included as accrued payables. Under IFRS, these provisions have been reclassified as provisions.

44 YEAR END REPORT 2011

North American Palladium Ltd.

(iii)	Under Canadian GAAP, the liability relating to restricted share units (“RSUs”) which have vested and are outstanding is determined based on the spot price for the Company’s common shares at the end of the reporting period. Under IFRS 2, the valuation at the end of the reporting period is based on fair value using valuation models which include consideration of the volatility of the underlying common share pricing. The Company determined the fair value under IFRS based on the use of the Black-Scholes model.

(c) Provisions

	December 31, 2010	January 1, 2010
(i) Reclassification of provisions included in accrued payables	$1,000	$1,000
Total adjustment at transition to IFRS	$1,000	$1,000

(i)	Under Canadian GAAP, certain contractual provisions were included as accrued payables. Under IFRS, these provisions have been reclassified as current provisions.

(d) Other financial liabilities

	December 31, 2010	January 1, 2010
(i) Reclassification of foreign-denominated warrants under IAS 32	$-	$56
Total adjustment at transition to IFRS	$-	$56

(i)	Under IAS 32, warrants and similar call options, denominated in a foreign currency, which have not been issued on a pro-rata basis to all holders of the same class of shares are classified as liabilities. The warrants relating to the convertible debentures issued in 2006 were denominated in U.S. dollars and were therefore reclassified accordingly on the balance sheet at January 1, 2010. The two tranches of foreign-denominated warrants expired on March 29, 2010 and June 23, 2010 respectively.

(e) Asset retirement obligations

	December 31, 2010	January 1, 2010
(i) Adjustments to the valuation of asset retirement obligations	$1,325	$681
(ii) Differences realized due to accretion of adjusted obligation balances under IFRS	(368)	-
Total adjustment at transition to IFRS	$957	$681

(i)	Under IFRS 1 exemptions, the Company elected to determine the fair value of the ARO as at January 1, 2010. As a result of differences between the methodology, rates, and assumptions required to be used under IFRS versus Canadian GAAP, a transitional variance has been recognized at January 1, 2010.
(ii)	Under IFRS, accretion charges are reflected as financing costs. Therefore, these changes have been reclassified to interest and other costs (income) on the consolidated statements of operations and comprehensive loss.

(f) Deferred mining tax liability

	December 31, 2010	January 1, 2010
(i) Net adjustment to deferred mining tax liability due to deemed cost election under IFRS 1	$-	$705
Total adjustment at transition to IFRS	$-	$705

45 YEAR END REPORT 2011

North American Palladium Ltd.

(i)	The Company has elected under IFRS 1 to apply the deemed cost exemption in respect of the LDI and Sleeping Giant mining interests. The valuation of the LDI property was deemed to be the fair value as determined at December 31, 2008. For Sleeping Giant mine, the final fair values relating to the May 26, 2009 acquisition date were elected as the deemed cost. The change in deferred mining tax liability as at January 1, 2010 is a result of temporary differences realized as a result of the recognition of the change in accounting carrying values.

(g) Common share capital and purchase warrants

	December 31, 2010	January 1, 2010
(i) Reclassification of foreign-denominated warrants under IAS 32	$-	$(8,038)
(ii) Reclassification of premiums related to flow-through shares	(2,000)	(2,000)
(iii) Adjustment to expense deferred income tax provision on flow-through share renunciations prior to the January 1, 2010 IFRS transition date	1,827	1,827
(iv) Future income tax on flow-through renunciations in 2010	5,136	-
(v) Difference between IFRS 2 and Canadian GAAP relating to valuation of vested options exercised	(22)	-
Total adjustment at transition to IFRS	$4,941	$(8,211)

(i)	Under IAS 32, warrants denominated in a foreign currency which have not been issued on a pro-rata basis to all holders of the same class of shares are classified as liabilities. The warrants relating to the convertible debentures issued in 2006 were denominated in U.S. dollars and were therefore reclassified accordingly on the balance sheet at January 1, 2010.
(ii)	In accordance with IFRS interpretations, the premium received on flow-through shares represents the value of the liability relating to the transfer of income tax credits foregone and owing to investors upon renunciation. These liabilities have been reclassified from equity to liabilities and will be reversed at the time that renunciation of costs occurs.
(iii)	Under IFRS, the issuance of flow-through shares results in an increase in liabilities and a decrease in equity. The liability related to the sale of tax benefits is charged through profit or loss in the period the expenditures are made.
(iv)	During the first quarter of 2010, the Company fully renounced expenditures relating to its 2009 flow-through share issuance. Under Canadian GAAP, the estimated deferred income tax impact was charged to common stock. Under IFRS, the related balance was reallocated to deferred income tax expense and recognized through profit or loss in the period.

(h) Stock options

	December 31, 2010	January 1, 2010
(i) Adjustment to compensation expense due to adoption of IFRS 2	$527	$346
Total adjustment at transition to IFRS	$527	$346

(i)	Under IFRS 2, compensation expense is realized using the graduated method over all respective vesting periods with the inclusion of a provision for forfeiture based on historical non-vesting rates. Under Canadian GAAP, compensation expense is recognized on a straight-line basis over each vesting period.

46 YEAR END REPORT 2011

North American Palladium Ltd.

(i) Contributed surplus

	December 31, 2010	January 1, 2010
(i) Reclassification of foreign-denominated conversion option under IAS 32	$(12,337)	$(12,337)
(ii) Eliminate expiry of convertible notes warrants	(8,038)	-
(iii) Eliminate deferred income tax provision relating to warrant expirations	1,051	-
Total adjustment at transition to IFRS	$(19,324)	$(12,337)

(i)	Under IAS 32, warrants and similar call options, denominated in a foreign currency, which have not been issued on a pro-rata basis to all holders of the same class of shares are classified as liabilities. The conversion option relating to the Convertible Debentures issued in 2006 were denominated in U.S. dollars and were therefore reclassified accordingly on the balance sheet at January 1, 2010.
(ii)	Under Canadian GAAP, the warrants relating to the 2006 convertible note issuance were classified as equity for reporting purposes. At expiry, the equity balance was reclassified to contributed surplus. Under IFRS, the foreign-denominated warrants are classified as liabilities and revalued at their fair value at each reporting date with the change in value recognized through profit or loss in the period. As a result, the transition to IFRS required the Company to reverse the transactions under Canadian GAAP relating to the expired warrants.
(iii)	In conjunction with item (ii) above, under IFRS, the Company also recorded transactions relating to income tax provisions relating to the expired warrants.

(j) Deficit

All above adjustments were recorded against the opening deficit. The total net impact on the reported deficit at each of the reporting dates reflected as follows:

	December 31, 2010	January 1, 2010
(i) Net impact of all IFRS transitional adjustments	$12,929	$19,079
Total adjustment at transition to IFRS	$12,929	$19,079

24.	SUBSEQUENT EVENTS

Capital lease facility

Subsequent to year end, the Company established a $15.0 million capital lease facility to fund equipment for the LDI mine expansion, of which $11.1 million has been utilized.

Closure of Sleeping Giant Mine

The Company announced on January 17, 2012 that it is discontinuing production at the Sleeping Giant mine due to its insufficient operating margin. The Company has therefore ceased mining operations at Sleeping Giant and has restructured the gold division, resulting in a non-cash impairment charge on its gold assets of $49.2 million.

47 YEAR END REPORT 2011